Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-221861) pertaining to the Delphi Technologies PLC Long-Term Incentive Plan of our reports dated February 21, 2019, with respect to the consolidated financial statements and schedule of Delphi Technologies PLC, and the effectiveness of internal control over financial reporting of Delphi Technologies PLC, included in this Annual Report (Form 10-K) of Delphi Technologies PLC for the year ended December 31, 2018.

/s/ Ernst & Young LLP

Detroit, Michigan
February 21, 2019